UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CenterPoint Energy, Inc.

(Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 6, 2026, CenterPoint Energy, Inc. issued the following communication to its shareholders:

Dear Valued Shareholder:

On March 4, 2026, we filed our definitive proxy statement for the CenterPoint Energy, Inc. (“CenterPoint or the Company”) 2026 Annual Meeting of Shareholders, scheduled for April 16, 2026. In the proxy statement, our Board of Directors (the “Board”) unanimously recommends a vote FOR Proposal 4 to add a limited officer exculpation provision to CenterPoint’s Articles of Incorporation (as amended and restated, the “Charter”) and to make certain other immaterial updates. This is a narrowly tailored, common-sense update designed to address an imbalance between the treatment of directors and officers for a limited category of claims that was carefully crafted by our Corporate Governance and Nominating Committee to align with widely accepted practice while preserving accountability.

What is limited officer exculpation?

•	Like most public companies, we have a provision in our Charter eliminating the personal liability of our directors for monetary damages for breach of the fiduciary duty of care. This is what is referred to as “exculpation.”

•	A recent amendment to Texas corporate law now allows a Texas corporation (like CenterPoint) to include a similar provision in its charter to exculpate officers for monetary damages for breach of the fiduciary duty of care in certain limited circumstances.

•	Delaware adopted similar provisions in its corporate law effective in August 2022, and according to Deal Point Data, since that time shareholders have approved officer exculpation charter provisions at over 650 Delaware public companies.

•	Like the existing director exculpation provision, the limited officer exculpation provision we are proposing would not exculpate officers from liability for breach of the duty of loyalty to the Company or its shareholders, acts or omissions not in good faith that constitute a breach of duty to the Company or that involve intentional misconduct or a knowing violation of law, any transaction in which the officer received an improper benefit, or an act or omission for which the liability of the officer is expressly provided by an applicable statute.

•	The Board also carefully crafted the limited officer exculpation provision so as not to apply to derivative claims – this approach is actually more limited than what Texas law permits, and is aligned with the familiar officer exculpation framework under Delaware law.

Why is this important?

•	The Board believes limited officer exculpation strikes a balance between the interest in officer accountability and the Company’s ability to attract and retain highly qualified officers, addresses inconsistent treatment between officers and directors, and can decrease the Company’s future litigation and insurance costs.

•	Without an officer exculpation protection, individuals may be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. As noted above, over 650 public companies have recently adopted exculpation clauses that limit the personal liability of officers in their charters, and the Company expects that more public companies, including certain of the Company’s peers, will do so in the near future. The Board believes that failing to adopt the limited officer exculpation provision could therefore impact the Company’s recruitment and retention of exceptional officer candidates.

•	In recent years, plaintiffs have employed the tactic of bringing certain claims against officers that would otherwise be exculpated if brought against directors to avoid dismissal of such claims, extract settlement leverage, and/or increase settlement value. The Board believes that the limited officer exculpation provision can address inconsistent treatment between officers and directors and reduce future litigation and insurance costs.

•	Aligning the protections available to our officers with those available to our directors (with the exception of any derivative claims made by shareholders on behalf of the Company, for which exculpation for officers would be prohibited even though Texas law allows for such additional protection) would empower officers to better exercise their business judgment in furtherance of shareholder interests by limiting the potential for distraction posed by the risk of personal liability.

The Board of Directors unanimously believes Proposal 4 is in the best interests of CenterPoint Energy and its shareholders. It is a measured, responsible update that supports accountability, talent, and long-term value.

For all the above reasons, we ask you to vote FOR Proposal 4.

As always, we thank you for supporting CenterPoint.

CenterPoint Energy, Inc.

If you have any questions or need assistance in voting

your shares, please contact CenterPoint’s proxy solicitor, Okapi Partners, LLC, toll-free at (877) 796-5274 or via email at info@okapipartners.com